Exhibit 4.6
Description of the Company’s Common Shares
Registered Under Section 12 of the Exchange Act of 1934
The following description of the common shares of a par value of $0.01 each (the “Common Shares”) of Valaris Limited (“Valaris” or the “Company”) summarizes certain provisions of the Company’s memorandum of association (the “Memorandum”) and bye-laws (the “Bye-laws”). Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Memorandum and Bye-laws, copies of which have been filed as Exhibits 3.1 and 3.2 to our Annual Report on Form 10-K.
Voting Rights
The holders of Common Shares are entitled to one vote per Common Share. The Bye-laws do not provide for cumulative voting.
There are no limitations imposed by Bermuda law or the Bye-laws on the right of nonresident shareholders to hold or vote their Common Shares.
If at any time there is more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 75% of the issued and outstanding shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued and outstanding shares of the relevant class is present. The Bye-laws provide that the rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
Under Bermuda law, some matters, such as altering the Memorandum or the Bye-laws, changing the name of Valaris and the voluntarily winding up of Valaris, require the approval of shareholders by a resolution passed by the affirmative vote of shares carrying not less than a majority of the total voting rights of all issued and outstanding shares
Quorum for General Meetings
The quorum for general meetings of shareholders is the presence of shareholders who, present in person (which, in the case of a corporate shareholder shall include being present by a representative) or by proxy, together represent at least fifty percent of the total voting rights of all issued and outstanding Voting Shares (as defined in the Bye-laws). Pursuant to Bermuda law, the matters set out below require the presence of at least two persons holding or representing more than one-third of the issued and outstanding shares of Valaris or the class of shares to be varied:
•the amalgamation or merger with entities (other than with certain affiliated entities); and

•the variation of share rights (as noted above).
Dividends

Subject to any rights and restrictions of any other class or series of shares, the Board of Directors of the Company (the “Board”) may, from time to time, declare dividends on the shares issued and authorize payment of the dividends. The Board may declare that any dividend be paid to the members wholly or partly in cash or in specie.
Valaris may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) the Company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the Company’s assets would thereby be less than its liabilities. “Contributed surplus” is defined for purposes of section 54 of the Companies Act 1981 of Bermuda (the “Companies Act”) to include the proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital and donations of cash and other assets to the Company.
Capitalization of Profits and Reserves
Pursuant to the Bye-laws, the Board may (i) capitalize any part of the amount of Valaris’ share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.
Liquidation
In the event of Valaris’ liquidation, dissolution or winding up, the holders of Common Shares are entitled to share equally and ratably in Valaris’ assets, if any, remaining after the payment of all of its debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares of the Company.
No Sinking Fund
The Common Shares have no sinking fund provisions.
No Liability for Further Calls or Assessments
The Common Shares are duly and validly issued, fully paid and non-assessable.
No Preemptive Rights
Holders of Common Shares have no preemptive or preferential right to purchase any securities of Valaris.
Redemption and Conversion
The Common Shares are not convertible into shares of any other class or series or be subject to redemption either by Valaris or the holder of the shares.
Repurchase
Under the Bye-laws, Valaris may purchase any issued Common Shares in the circumstances and on the terms as are agreed by Valaris and the holder of the shares whether or not Valaris has made a similar offer to all or any other of the holders of Common Shares. Such repurchase may not be made if, on the date on which the repurchase is to be effected, there are reasonable grounds for believing that Valaris is, or after the repurchase, will be unable to pay its liabilities as they fall due.
Restrictions on Transfer
Subject to the rules of the New York Stock Exchange and any other stock exchange on which the Common Shares may be listed, the Board may refuse to register a transfer unless all applicable consents, authorizations, and permissions are obtained for any government body or agency in Bermuda.
Anti-Takeover Provisions
General
The Bye-laws have provisions that could have an anti-takeover effect. These provisions are intended to enhance the ability of the Board to deal with unsolicited takeover attempts by increasing the likelihood of continuity and stability in the composition of the Board. These provisions could have the effect of discouraging transactions that may involve an actual or threatened change of control of Valaris.
Number of Directors
The Bye-laws provide that the Board will consist of not less than three directors nor more than fifteen directors, the exact number to be set from time to time by the Board.
Advance Notice Provisions
The Bye-laws establish an advance notice procedure that must be followed by shareholders if they wish to propose business or nominate candidates for election as directors at an annual general meeting of shareholders. The Bye-laws provide generally that, if a shareholder desires to propose business or nominate a candidate for election as a director at an annual general meeting, then such shareholder must give notice not less than 90 days nor more than 120 days prior to the anniversary of the last annual general meeting. The notice must contain specified information concerning the shareholder submitting the proposal.
Removal of Directors
The Bye-laws provide that a director may only be removed, with cause, by the shareholders and that notice of the shareholders meeting convened to remove the director must be given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his or her removal.
Written resolutions
Shareholders may pass resolutions by way of written consent of shareholders in the following manner:
(a)     where the matters which are the subject of the resolutions have not previously been approved by the Board, at the time they are signed by all the shareholders, who at the date that the notice of the written resolution is given, would be entitled to attend, vote and pass a resolution at a general meeting of the Company; or

(b)     where the matters which are the subject of the resolutions have previously been approved by the Board, at the time they are signed by the requisite voting majority required by applicable law or the Bye-laws by those shareholders, who at the date that the notice of the written resolution is given, would be entitled to attend, vote and pass a resolution at a general meeting of the Company.
Amalgamations and Mergers
The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the Board and by the shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company.
Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.
Shareholder Suits
Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.
When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.
Access to Books and Records and Dissemination of Information
Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings of the shareholders and the company’s audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. A company is also required to file with the Registrar of Companies in Bermuda a list of its directors to be maintained on a register, which register will be available for public inspection subject to such conditions as the Registrar may impose and on payment of such fee as may be prescribed. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.
Protection of Minorities
Under Bermuda law, members of a company are entitled to have the affairs of the company conducted in accordance with general law and in particular with the company’s Memorandum and Bye-laws.
Under the general rule known as the rule in Foss v Harbottle, which is recognized in Bermuda, a court will generally refuse to interfere in the management of a company at the instance of a minority of its members who are dissatisfied with the conduct of the company’s affairs by the majority or by Board. The fundamental proposition of Bermuda law is that a minority member cannot sue for a wrong done to the company or bring proceedings to rectify an internal irregularity in circumstances where the majority can lawfully ratify the same.
Every member is, however, entitled to have the affairs of the company conducted properly according to law. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s Memorandum or Bye-laws, the court will grant relief. In general, the exceptions to the Foss v Harbottle rule are as follows:
(i)the act complained of is ultra vires or illegal and not capable of ratification by the majority;

(ii)the act complained of constitutes a fraud on the minority where the wrongdoers control the company;

(iii)the act complained of constitutes an infringement of individual rights of members, such as the right to vote, pre-emption rights, etc.; and

(iv)where the company has not complied with provisions requiring that the relevant act be approved by a special or extraordinary majority of the members.

Where the act complained of is not ultra vires or illegal then a member cannot take action himself because it is an action which is capable of ratification by a majority of the members. However, if the claim by the members is that the directors have carried on an act which is ultra vires or illegal, then the member has a right of action on behalf of himself or herself and others to sue the directors with any damages awarded going to the company itself.
Where the perpetrators of the act which constitutes the fraud against the minority are themselves in control of the company or where a resolution which requires a special or extraordinary majority has only been passed with a simple majority, it is open to the aggrieved member to take an action in his or her own name. While it is generally for the company to bring action against its directors for wrongdoing, it is recognized that the company may be prevented from doing so where the wrongdoers have effective control of the company.
Any member of a company is entitled to complain that the affairs of the company are being conducted or have been conducted in a manner oppressive or unfairly prejudicial to the interests of the members or some number of them, and petition the Bermuda court to seek either a winding-up order or an alternative remedy if a winding-up order would be unfairly prejudicial to them. In considering whether to wind up a company, the Bermuda court will consider whether it is “just and equitable” to do so.

A statutory right of action is conferred on subscribers of shares in a company against persons, including directors and officers, responsible for the issue of a prospectus in respect of loss or damage suffered by reason of an untrue statement therein, but this confers no right of action against the company itself. In addition, such company, as opposed to its members, may take action against its officers including directors, for breach of their statutory and fiduciary duty to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
The Companies Act also provides that the Minister of Finance of Bermuda may at any time appoint one or more inspectors to investigate the affairs of an exempted company and to report on them in such manner as the Minister may direct. The inspector shall, on the completion of his investigation, report to the Minister and shall send copies of such reports to the company. However, no other person shall be informed of the nature or contents of the report save at the request of the company or on the direction of the Minister. Upon examining the inspector’s report, the Minister may require the company to take such measures as he may consider necessary in relation to its affairs or direct the Registrar of Companies in Bermuda to petition the Bermuda court for the winding up of the company.
Taxation
Under present Bermuda law, no Bermuda withholding tax on dividends or other distributions, or any Bermuda tax computed on profits or income or on any capital asset, gain or appreciation will be payable by an exempted company or its operations, and there is no Bermuda tax in the nature of estate duty or inheritance tax applicable to shares, debentures or other obligations of the company held by non-residents of Bermuda. Furthermore, a company may apply to the Minister of Finance of Bermuda for an assurance, under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, that no such taxes shall be so applicable to it or any of its operations until 31 March 2035, although this assurance will not prevent the imposition of any Bermuda tax payable in relation to any land in Bermuda leased or let to the company or to persons ordinarily resident in Bermuda.
Stamp Duty
An exempted company is exempt from all stamp duties except on transactions involving “Bermuda property”. This term relates, essentially, to real and personal property physically situated in Bermuda, including shares in local companies (as opposed to exempted companies). Transfers of shares and warrants in all exempted companies are exempt from Bermuda stamp duty.
Winding Up
A company may be wound up by the Bermuda court on application presented by the company itself, its creditors (including contingent or prospective creditors) or its contributories. The Bermuda court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the Bermuda court, just and equitable to do so.
A company may be wound up voluntarily when the members so resolve in general meeting, or, in the case of a limited duration company, when the period fixed for the duration of the company by its memorandum expires, or the event occurs on the occurrence of which the memorandum provides that the company is to be dissolved. In the case of a voluntary winding up, the company shall, from the commencement of the winding up, cease to carry on its business, except so far as may be required for the beneficial winding up thereof.

Where, on a voluntary winding up, a majority of directors make a statutory declaration of solvency, the winding up will be deemed a “members’ voluntary winding up”. In any case where such declaration has not been made, the winding up will be deemed a “creditors’ voluntary winding up”.
In the case of a members’ voluntary winding up of a company, the company in general meeting must appoint one or more liquidators within the period prescribed by the Companies Act for the purpose of winding up the affairs of the company and distributing its assets. If the liquidator is at any time of the opinion that the company will not be able to pay its debts in full in the period stated in the directors’ declaration of solvency, he is obliged to summon a meeting of creditors and lay before the meeting a statement of the assets and liabilities of the company.
As soon as the affairs of the company are fully wound up via a members’ voluntary winding up, the liquidator must make up an account of the winding up, showing how the winding up has been conducted and the property of the company has been disposed of, and thereupon call a general meeting of the company for the purposes of laying before it the account, and giving any explanation thereof. This final general meeting shall be called by advertisement in an appointed newspaper, published at least one month before the meeting. Within one week after the meeting the liquidator shall notify the Registrar of Companies in Bermuda that the company has been dissolved and the Registrar shall record that fact in accordance with the Companies Act.
In the case of a creditors’ voluntary winding up of a company, the company must call a meeting of the creditors of the company to be summoned for the day, or the next day following the day, on which the meeting of the members at which the resolution for voluntary winding up is to be proposed is held. Notice of such meeting of creditors must be sent at the same time as notice is sent to members. In addition, the company must cause a notice to appear in an appointed newspaper on at least two occasions.
The creditors and the members at their respective meetings may nominate a person to be liquidator for the purposes of winding up the affairs of the company and distributing the assets of the company, provided that if the creditors and the members nominate different persons, the person nominated by the creditors shall be the liquidator. If no person is nominated by the creditors, the person (if any) nominated by the members shall be liquidator. The creditors at the creditors’ meeting may also appoint a committee of inspection consisting of not more than five persons.
If a creditors’ voluntary winding up continues for more than one year, the liquidator is required to summon a general meeting of the company and a meeting of the creditors at the end of each year and must lay before such meetings an account of his or her acts and dealings and of the conduct of the winding up during the preceding year.
As soon as the affairs of the company are fully wound up via a creditors’ voluntary winding up, the liquidator must make up an account of the winding up, showing how the winding up has been conducted and the property of the company has been disposed of, and thereupon call a general meeting of the company and a meeting of the creditors for the purposes of laying the account before the meetings, and giving any explanation thereof. Each such meeting shall be called by advertisement in an appointed newspaper, published at least one month before the meeting. Within one week after the date of the meetings, or if the meetings are not held on the same date, after the date of the later meeting, the liquidator is required to send to the Registrar of Companies in Bermuda a copy of the account and make a return to him or her in accordance with the Companies Act. The company will be deemed to be dissolved on the expiration of three months from the registration by the Registrar of Companies in Bermuda of the account and the return. However, a Bermuda court may, on the application of the liquidator or of some other person who appears to the court to be interested, make an order deferring the date at which the dissolution of the company is to take effect for such time as the court thinks fit.